INVESTMENT MANAGEMENT AGREEMENT

HATTERAS GLOBAL PRIVATE EQUITY PARTNERS MASTER FUND, LLC

         AGREEMENT made this __ day of ___________, 200_, by and between Hatteras Global Private Equity Partners Master Fund, LLC, a Delaware limited liability company (the "Fund"), and Hatteras Capital Investment Management, LLC, a Delaware limited liability company (the "Adviser").

         WHEREAS, the Fund is an closed-end, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund desires to retain the Adviser to render investment management services with respect to the Fund and the Adviser is willing to render such services:

         NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

         1.       APPOINTMENT AND ACCEPTANCE.  The Fund hereby appoints the Adviser to act as Adviser to the Fund for the period and on the terms set forth in this Agreement.  The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

The Adviser will, at its own expense, render the services and provide the office space, furnishings and equipment, and personnel (including any sub-Advisers) required by it to perform the services on the terms and for the compensation provided herein.  The Adviser will not, however, pay for the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for any Fund.

         2.       DUTIES OF ADVISER. The Fund employs the Adviser to furnish and manage a continuous investment program for the Fund.  The Adviser will continuously review, supervise and (where appropriate) administer the investment program of the Fund, to determine in its discretion (where appropriate) the securities to be purchased, held, sold or exchanged, to provide the Fund with records concerning the Adviser’s activities which the Fund is required to maintain and to render regular reports to the Fund’s officers and Managers concerning the Adviser’s discharge of the foregoing responsibilities.  The Adviser may hire (subject to the approval of the Fund's Board of Managers (“Board”) and, except as otherwise permitted under the terms of any applicable exemptive relief obtained from the Securities and Exchange Commission, or by rule or regulation, a majority of the outstanding voting securities of the Fund) and thereafter supervise the investment activities of one or more sub-advisers deemed necessary to carry out the investment program of the Fund. The retention of a sub-adviser by the Adviser shall not relieve the Adviser of its responsibilities under this Agreement.

The Adviser shall discharge the foregoing responsibilities subject to the control of the Fund’s Board and in compliance with such policies as the Board may from time to time establish, with the objectives, policies, and limitations for the Fund set forth in the Fund's registration statement as amended from time to time, and with applicable laws and regulations.

         3.       FUND TRANSACTIONS. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund and is directed to use its best efforts to obtain “best execution,” considering the Fund’s investment objectives, policies, and restrictions as stated in the Fund’s Private Placement Memorandum and Statement of Additional Information, as the same may be amended, supplemented or restated from time to time, and resolutions of the Fund’s Board.  The Adviser will promptly communicate to the officers and the Board such information relating to portfolio transactions as they may reasonably request.

It is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, by reason of its having directed a securities transaction on behalf of the Fund to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934 or as described from time to time by the Fund’s Private Placement Memorandum and Statement of Additional Information.

         4.       COMPENSATION OF THE ADVISER. For the services provided and the expenses assumed pursuant to this Agreement, the Fund shall pay to the Adviser compensation equal to 1.25% on an annualized basis of the net assets of the Fund. Such compensation shall be paid to the Adviser at the end of each quarter. However, during the offering period, the compensation shall be paid to the Adviser at the end of each month. The fee shall be based on the average daily net assets for the period involved. The Adviser may, in its discretion and from time to time, waive all or a portion of its fee.

In accordance with the terms of the governing documents of the Fund, the Adviser shall also receive from the Fund an incentive allocation equal to 5% of the excess of the net profits of the Fund (“Incentive Allocation”), calculated in accordance with the applicable governing documents and as described in more detail in attached Schedule A.

All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

         5.       BOOKS AND RECORDS.  The Adviser will maintain all books and records with respect to the securities transactions of the Fund and will furnish to the Fund’s Board such periodic and special reports as the Board may reasonably request.  The Fund and the Adviser agree to furnish to each other, if applicable, current registration statements, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Adviser on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund on request.

        6.       STATUS OF ADVISER. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

        7.       LIMITATION OF LIABILITY OF ADVISER. The duties of the Adviser shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Adviser hereunder. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby. (As used in this Paragraph 7, the term "Adviser" shall include managers, officers, employees and other agents of the Adviser as well as that company itself).

         8.      PERMISSIBLE INTERESTS. Managers, agents, and shareholders of the Fund are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Adviser are or may be interested in the Fund as Managers, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Fund as a shareholder or otherwise. In addition, brokerage transactions for the Fund may be effected through affiliates of the Adviser if approved by the Fund’s Board, subject to the rules and regulations of the Securities and Exchange Commission.

         9.       AUTHORITY; NO CONFLICT. The Adviser represents, warrants and agrees that: it has the authority to enter into and perform the services contemplated by this Agreement; and the execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Adviser or any of its affiliates are a party.

         10.      LICENSE OF ADVISER'S NAME. The parties agree that the name of the Adviser, the names of any affiliates of the Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of the Adviser and its affiliates.  The Adviser hereby agrees to grant a license to the Fund for use of its name in the name of the Fund for the term of this Agreement and such license shall terminate upon termination of this Agreement.  If the Fund makes any unauthorized use of the Adviser’s names, derivatives, logos, trademarks, or service marks or trade names, the parties acknowledge that the Adviser shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Adviser shall be entitled to injunctive relief, as well as any other remedy available under law.

         11.      DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein, shall remain in effect until two years from date of execution, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Managers of the Board who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by a vote of a majority of the Fund’s Board or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the shareholders of any Fund fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

Notwithstanding the foregoing, this Agreement may be terminated as to any particular Fund at any time, without the payment of any penalty by vote of a majority of members of the Fund’s Board or by vote of a majority of the outstanding voting securities of the Fund on 60 days written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on 60 days written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

As used in this Section 11, the terms "assignment", "interested persons", and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder; subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

         12.      NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:

If to the Adviser:

Hatteras Capital Investment Management LLC
8540 Colonnade Center Drive
Suite 401
Raleigh, NC 27615
Phone:  (919) 846-2324
Fax:  (919) 846-3433

If to the Fund:

Hatteras Global Private Equity Partners Master Fund, LLC
c/o Hatteras Capital Investment Management LLC
8540 Colonnade Center Drive
Suite 401
Raleigh, NC 27615
Phone:  (919) 846-2324
Fax:  (919) 846-3433

         13.      SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         14.      GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware, without reference to conflict of law or choice of law doctrines, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

HATTERAS GLOBAL PRIVATE EQUITY PARTNERS MASTER FUND, LLC

By:

Attest:

HATTERAS CAPITAL INVESTMENT MANAGEMENT, LLC

By:

Attest:

Schedule A

Each of the Adviser and Capvent US Advisors LLC (the “Sub-Adviser”) will receive an Incentive Allocation, charged to the capital account of each person who is admitted as a member of the Fund (“Member”) as of the last day of each allocation period (as defined below) with respect to such Member, of 5% (10% in the aggregate) of the Member’s allocable share of the net profits of the Fund (taking into account any unrealized appreciation or depreciation of investments, but without giving effect to the Incentive Allocation and any item not charged ratably to all Members for the allocation period (as defined below)), if any, over the then balance of the Member’s Loss Recovery Account (as defined below), appropriately adjusted for any partial repurchases or partial transfers of such Member’s limited liability company interest in the Fund (“Interest”); provided that the Member’s capital account has been allocated at least a 6% annualized return (prior to deduction of the Incentive Allocation) for such allocation period.  Each of the Adviser and Sub-Adviser hold non-voting Interests in the Fund in incentive allocation accounts (“Incentive Allocation Accounts”) solely for the purpose of receiving the Incentive Allocation with respect to the capital account of each Member, and no other allocations of net profits, net losses or other items (other than distributions) are made to or from such accounts.  Each of the Adviser and Sub-Adviser may transfer its interests therein to an affiliate without notice to the Members.

An Incentive Allocation will be charged only with respect to any net profits in excess of the positive balance of each Member’s Loss Recovery Account (as defined below).  The Fund will maintain a memorandum account for each Member (each, a “Loss Recovery Account”), which has an initial balance of zero and is (1) increased after the close of each allocation period by the amount of the Member’s allocable share of the net losses of the Fund for such allocation period, and (2) decreased (but not below zero) after the close of each allocation period by the amount of the Member’s allocable share of the net profits of the Fund for such allocation period.  Any positive balance in a Member’s Loss Recovery Account will be reduced as the result of a repurchase or certain transfers with respect to the Member’s Interest (or portion thereof) in the Fund in proportion to the reduction of the Member’s capital account attributable to the repurchase or transfer.  A transferee of an Interest in the Fund will not succeed to all or any part of the transferor’s Loss Recovery Account, provided that in the case of a transfer in which the transferee will have the same beneficial owner or beneficial owners as the transferor, the transferee will succeed to the Loss Recovery Account (or portion thereof) attributable to the Interest or portion thereof transferred.

An “allocation period” as to each Member is a period commencing on the admission of such Member to the Fund and, thereafter, each period commencing as of the day following the last day of the preceding allocation period with respect to the Member, and ending on the first to occur of (1) the last day of each calendar year of the Fund, (2) the date of a distribution from the Fund to the Member, (3) the valuation date with respect to any repurchase of the Interest or a portion of the Interest of such Member, or the day preceding the effective date of any redemption of any Interest or portion of an Interest of any Member or the complete withdrawal by a Member, (4) the day preceding the day as of which the Fund admits as a substitute Member a person to whom the Interest or portion of the Interest of such Member has been transferred, or (5) the day as of which the status of the Adviser or Sub-Adviser as such is terminated (provided that no Incentive Allocation will be payable to the Adviser or Sub-Adviser if such status is terminated voluntarily by the Adviser or Sub-Adviser, as the case may be, or by the Board of Managers of the Fund due to gross negligence or willful misconduct).  Appropriate adjustments will be made to the calculation of the Incentive Allocation for extraordinary circumstances, including for example, if Interests are purchased, repurchased or redeemed intra-month.

The allocation period with respect to a Member whose Interest in the Fund is repurchased, transferred in part, or with respect to a Member that has received a distribution from the Fund other than a final distribution pursuant to a liquidation of the Fund, shall be treated as ending only with respect to the portion of the Interest so repurchased, transferred or represented by such distribution, and only the net profits of the Fund, if any, and the balance of the Loss Recovery Account attributable to the portion of the Interest being repurchased, transferred or represented by such distribution (based on the Member’s capital account amount being so repurchased, transferred or distributed) will be taken into account in determining the Incentive Allocation for the allocation period then ending, and the Member’s Loss Recovery Account shall not be adjusted for such Member’s allocable share of the net losses of the Fund, if any, for the allocation period then ending that are attributable to the portion of the Interest so repurchased, transferred or represented by such distribution.

After the close of an allocation period with respect to a Member, and subject to certain limitations, the Adviser or Sub-Adviser may withdraw up to 95% of the Incentive Allocation, computed on the basis of unaudited data, that was credited to its Incentive Allocation Account and debited from such Member’s capital account with respect to such allocation period.  The Fund will pay any balance, subject to audit adjustments, as promptly as practicable after the completion of the audit of the Fund’s books.  As promptly as practicable after the completion of the audit of the books of the Fund for the year in which allocations to the Incentive Allocation Account are made, the Fund shall allocate to the Incentive Allocation Account any additional amount of Incentive Allocation determined to be owed to the Adviser and/or Sub-Adviser based on such audit, and the Adviser and/or Sub-Adviser shall remit to the Fund any excess amount of Incentive Allocation determined to be owed to the Fund.